Exhibit 99.2

TTP399: A liver‐selective and Therapeutically Viable Glucokinase Activator. Results for a 6‐Month Phase 2 Study

Adrian Vella1, Jennifer Freeman2, Chris Dvergsten2, Imogen Dunn2 and Carmen Valcarce2.

1Mayo Clinic, Rochester, MN, USA. 2vTv Therapeutics LLC, High Point, NC, USA

The critical role of glucokinase (GK) in the regulation of glucose homeostasis is reinforced by the fact that mutations in the gene encoding GK can cause both hyper‐and hypoglycemia. Furthermore, direct and indirect evidence suggest that a defect in hepatic glucose phosphorylation might underlie the lack of suppression of hepatic glucose production during hyperglycemia in human diabetes. Based on this, strategies to increase the activity of GK have been proposed as a novel approach for the treatment of type 2 diabetes. However, the therapeutic promise of glucokinase activators (GKAs) for type 2 diabetes has been limited by adverse events such as hypoglycemia and steatohepatitis, and lack of durability.

The clinical characteristics of patients with GK‐activating mutations or GK regulatory protein (GKRP) loss of function mutations suggest that liver‐selective GKAs that do not activate GK in β‐cells or affect the GK‐GKRP interaction would present a superior profile. Moreover, data from transgenic animals shows that a selective increase in hepatic GK is the only requirement for the normalization of the metabolic profile in insulin deficient animals. Guided by this evidence, we discovered and have developed TTP399, a liver‐selective GKA that does not appear to disrupt the interaction between GK and GKRP.

In the Phase 2 AGATA study, a six‐month, randomized, double‐blind, placebo‐and active‐controlled parallel group trial of TTP399 in type 2 diabetes, 190 patients with type 2 diabetes on stable doses of metformin were randomized (1:1:1:1) to TTP399 400 mg once daily; TTP399 800 mg once daily; sitagliptin 100 mg once daily; or placebo once daily. The patient population was approximately half male (53%), predominantly white (82%), and majority white non‐Hispanic or non‐Latino (59%). The mean (±SD) age, HbA1c and BMI at baseline were 55 years ±10, 8.0% ±0.7% and 32.8 kg/m2 ± 5.6 kg/m2, respectively.

Placebo‐subtracted changes in HbA1c at month 6 were –0.9% for TTP399 800 mg (p<0.01), –0.2% for TTP399 400 mg, and –1.0% for sitagliptin. Treatment with TTP399 800 mg, but not with placebo, sitagliptin or TTP399 400mg, was associated with a significant increase in HDL‐C (3.2 mg/dL; p< 0.05), decrease in fasting plasma glucagon (19.6 pg/dL; p=0.012), and decrease in weight (–3.4kg, p < 0.05, in patients weighing ≥100 kg). More significantly, TTP399 did not cause hypoglycemia or adversely affect blood pressure or lipid profiles.

The totality of the evidence from our preclinical and clinical data suggest that TTP399 may be the first therapeutically viable member of this class. These findings also demonstrate the importance of tissue selectivity and the preservation of physiological regulation when targeting key metabolic regulators such as GK. Additional research on the clinical effects of TTP399 in a larger clinical trial is needed to confirm these promising results.